EXHIBIT 12
                              BellSouth Corporation
                    Computation Of Earnings To Fixed Charges
                              (Dollars In Millions)

                                                           For the three months
                                                              ended March 31,
                                                             2004         2003
Earnings

Income from continuing operations before
  provision for income taxes, minority interest,
  discontinued operations, and cumulative effect
  of accounting change                                      $1,773       $1,340

Equity in (earnings) losses of unconsolidated affiliates      (104)        (171)

Fixed Charges                                                  244          287

Distributed income of equity affiliates                         --            2

Interest capitalized                                            (1)          (2)

                                                          ---------    ---------

   Income, as adjusted                                      $1,912       $1,456

                                                          ---------    ---------

Fixed Charges

Interest expense                                              $215         $258

Interest capitalized                                             1            2

Portion of rental expense representative of interest
  factor                                                        28           27

                                                          ---------    ---------

   Fixed Charges                                              $244         $287

                                                          ---------    ---------

                                                          ---------    ---------

Ratio of Earnings to Fixed Charges                            7.83         5.07
                                                          =========    =========

                                            For the year ended December 31,
                                            -------------------------------
                                      2003     2002     2001     2000     1999
                                      ----     ----     ----     ----     ----
Earnings

Income from continuing operations
 before provision for income
 taxes, minority interest,
 discontinued operations, and
 cumulative effect of accounting
 change                              $5,424   $5,367   $4,120   $6,537   $5,703

Equity in (earnings) losses of
  unconsolidated affiliates            (452)    (542)    (681)    (784)    (199)

Fixed Charges                         1,061    1,195    1,268    1,348    1,116

Distributed income of equity
  affiliates                              4        8      369      156       97

Interest capitalized                     (8)     (20)     (31)     (34)     (29)

                                     -------  -------  -------  -------  -------

   Income, as adjusted               $6,029   $6,008   $5,045   $7,223   $6,688
                                     -------  -------  -------  -------  -------


Fixed Charges

Interest expense                      $ 947  $ 1,066   $1,145   $1,182     $961

Interest capitalized                      8       20       31       34       29

Portion of rental expense
 representative of interest factor      106      109       92      132      126

                                     -------  -------  -------  -------  -------

   Fixed Charges                     $1,061   $1,195   $1,268   $1,348   $1,116

                                     -------  -------  -------  -------  -------


                                     -------  -------  -------  -------  -------
Ratio of Earnings to Fixed Charges     5.68     5.03     3.98     5.36     5.99
                                     =======  =======  =======  =======  =======